October 9, 2007
Mr. Guy Nissenson
Xfone, Inc.
2506 Lakeland Drive
Jackson, MS, 39232
United States

Modification of Financial Consulting Agreement between Xfone, Inc. and Oberon Securities, LLC in connection with NTS Communications Transaction

Dear Mr. Nissenson:

Reference is made to that certain Financial Consulting Agreement by and among Xfone, Inc. (“Xfone”) and The Oberon Group, LLC, dated February 12, 2004 (as amended, modified, supplemented, assigned or novated from time to time, the “February 12, 2004 Agreement”).

This letter serves as a modification to said Financial Consulting Agreement between Xfone and Oberon Securities, LLC (“Oberon”) only with regards to the acquisition of NTS Communications Inc. (together with its affiliates and assigns “NTS”) by Xfone.  In particular, Section 3 of the February 12, 2004 Agreement shall be replaced with the paragraph below only as it relates to a Transaction between Xfone and NTS (i.e. – this replacement shall not apply to any other Transactions):

3.  In regards to any Transaction with NTS, Client agrees to pay Oberon 2.5% of the Aggregate Consideration in cash at the closing of such Transaction.  Notwithstanding the previous sentence, Oberon agrees to reduce its cash fee under this Section 3 by an amount equal to the Reduced Amount (as defined in the next section of this Section 3) to the extent that Oberon receives a fee under the debt financing agreement by and among Xfone, Inc. and Oberon Securities, LLC dated October 9, 2007 (as amended, modified, supplemented or assigned from time to time, the “Debt Financing Agreement”).  The Reduced Amount will be equal to the product of (i) 0.5% (one half of one percent) and (ii) the difference between (a) $40mm and (b) the size of the total credit facility (which in case shall be greater than $40 million for purposes of this Agreement) in the Debt Financing Agreement utilized to calculate Oberon’s financing fee pursuant to that Debt Financing Agreement.  For example, assuming that the Aggregate Consideration is $42 million and the size of the total credit facility pursuant to the Debt Financing Agreement is $20 million, Oberon shall be due a fee pursuant to this Section 3 equal to $950,000 (($42 million x 2.5%) – (0.5% x ($40mm - $20mm))).  In addition, to the extent that Xfone receives any monies under section 7.2 of the Stock Purchase Agreement entered into on August 22, 2007 by and among Xfone, NTS Communications, Inc. and the shareholders of NTS Communications, Inc. (the “SPA”), Xfone shall pay to Oberon an amount equal to the lesser of (i) 35% of such monies received or (ii) 50% percent of such monies received less direct expenses Xfone incurred in attempting to consummate the transaction which in no case shall be less than 20% of the monies received by Xfone under section 7.2 of the SPA.

Best regards,

/s/ Adam Breslawsky
Adam Breslawsky

Agreed to by:

/s/ Guy Nissenson
Guy Nissenson
Xfone, Inc.
President and
Chief Executive Officer